Exhibit 10.2.  Braintech, Inc. 2009 Bonus Incentive Plan

BRAINTECH, INC.

2009 BONUS INCENTIVE PLAN

Objective

The objective of the 2009 Braintech Bonus Incentive Plan (the “Plan”) is to connect participant’s annual cash bonus compensation to 2009 corporate and individual performance.

Eligibility

Employee participation in the Plan is limited to full time employees (except part time employees expressly included in the plan by the CEO) of Braintech, Inc. and its subsidiaries, as well as certain independent contractors expressly included in the Plan by the CEO (collectively, “Participants”).  Participants must be in a bonus eligible position for a minimum on 91 days of the Plan year to receive payment.  Participants must be actively employed or contracted by Braintech at the time payment is to be made unless otherwise specified.  (See “Termination” section.)

Plan Year

The plan year is January 1, 2009 through December 31, 2009.

Payments

Bonus awards will be paid in April 2010 upon completion and Audit Committee acceptance of the audited 2009 Braintech financial statements.

Plan Components

There are two main components to the Plan, Corporate and Individual Performance, which operate independently.

I.                 Corporate Performance (60%)

a.                      Sales

Braintech, Inc.
Proprietary and Confidential

b.                      Net Cash Provided by Operations (OCF or Operating Cash Flow)

II.                Individual Performance (40%)

How the Plan Works

Part I:  Corporate Performance (60%)

Sixty percent (60%) of a Participant’s Bonus is based on Corporate Performance, which is determined by Sales and Net Cash Provided by Operations (OCF or Operating Cash Flow).  Both of these measures are used to determine the variable percentage associated with Corporate Performance, as outlined in the Plan’s Bonus Matrix (attached).  The maximum Corporate Performance score is 150% of 60% (i.e., 90%).  If the minimum Corporate Performance threshold score of 50% is not met, the Corporate Performance Score will be zero percent (0%), but the Participant may still be eligible for the Individual Performance portion of the Bonus.

Part II:  Individual Performance (40%)

Forty percent (40%) of a Participant’s Bonus is based on performance and achievement of goals applicable to the individual’s position.  Each employee may be provided a list of the agreed upon individual goals either during the annual performance review process or when an employee is initially hired, transferred or promoted or demoted into a new position.

Individual goals are ranked (E) Essential, (I) Important and (R) Routine and should be consistent with the goals articulated in the Plan Year Budget.  Although each goal should be measurable, they may also be qualitative rather than quantitative.  Individual goals will be measured as follows:

Goal Achievement	Percentage of Individual Bonus Earned
Clearly exceeded	100%
Fully Achieved Objective	80-99%
Partially Achieved	up to 80%
Clearly Failed to Achieve	0%

Managers and the CEO have discretion within performance zones to account for the quality of the result, as well as the impact of external circumstances on performance.  For example, a Participant who made great progress on goal attainment under difficult circumstances might receive an Individual Performance score of 75%, even though the goal was not reached, while a Participant who made great progress under favorable circumstances might only receive a 50% award.  The maximum Individual Performance score is 100% of 40% (i.e., 40%).  A Participant who clearly fails to achieve the Individual Performance objective will receive no credit for Individual Performance.

Status Changes

New Hires

New employees hired (or contractors contracted) after the beginning of the Plan Year will be eligible for a prorated Bonus based on their date of hire, as long as their start date is no later than October 1 of the Plan Year.  In special circumstances, new hires starting after October 1 may be made eligible with CEO approval.

Braintech, Inc.
Proprietary and Confidential

Promotions, Transfers, Demotions

Participants who are promoted or transferred during the Plan Year will be eligible for prorated consideration based on a weighted average basis of the target Bonus percentage rates applicable to the old and new positions.  Participants who are demoted during the Plan Year may be eligible for prorated consideration based on a weighted average basis of the target Bonus percentage rates applicable to the old and new positions, provided that the CEO rates their performance as satisfactory.  If a Bonus is payable in the case of a promoted, transferred or demoted Participant, pro-ration is based on:

         Length of time in each position
         Base salary of each position
         Target bonus applicable to each position

Termination

Participants who terminate during the Plan Year due to death, disability or retirement will be eligible for a prorated Bonus at the normal payment date.  Participants who terminate voluntarily prior to the payment date will forfeit all awards for the measurement period.  Management, with the approval of the Compensation Committee of the Board of Directors, can, at its discretion, approve payments for Participants who are involuntarily terminated.

Administration

The Plan will be administered by the Compensation Committee of the Board of Directors.

Management Rights

Braintech management reserves the right to change, modify eliminate or deviate from the Plan at any time with or without notice.

Miscellaneous

Each Bonus, if payable, will be payable in the currency in which the Participant receives Base Salary, notwithstanding the fact that Sales and OCF are calculated in U.S., Dollars.

Employment at Will

Employment with Braintech is “at will” – that means that either an employee or Braintech may terminate the employment relationship at any time, for any lawful reason, with or without notice.  Participation in the Plan should not be construed as a contract for continued employment nor does it constitute an implied or express contract, guarantee or assurance of employment (or of continuation as a contractor, as the case may be) or any right to an employment-related benefit or procedure.  The Plan is not intended to create a contract binding any Participant to an agreement of employment for any specific period of time.  No representative or agent of Braintech – other than the CEO – can authorize or sign an employment agreement contrary to these terms, or otherwise make any binding offer of employment for any specific term.

Braintech, Inc.
Proprietary and Confidential

2009 BRAINTECH BONUS INCENTIVE PLAN CORPORATE PERFORMANCE CONTRIBUTION MATRIX

This Matrix is for guideline purposes only.
The Compensation Committee of the Board of Directors reserves the right to make adjustments upwards or downwards at its discretion.

		Sales* [$Millions]
		$ 5.00	$ 6.00	$ 7.00	$ 8.00	$ 9.00	$ 10.00	$ 11.00

	$ 0.500	50	58	67	75	82	91	100

	$ 0.750	58	67	75	83	91	100	108

	$ 1.000	67	75	82	91	100	108	117

OCF** [$Millions]	$ 1.210	75	82	91	100	108	117	125

	$ 1.350	82	91	100	108	117	125	132

	$ 1.500	91	100	108	117	125	132	141

	$ 1.750	100	108	117	125	132	141	150

* Sales means sales recognized as revenue in the Plan Year under U.S. GAAP as shown in Braintech's Condensed Consolidated Statements of Operations.
Sales will be rounded to the nearest whole million for purposes of this Matrix.

** OCF means Operating Cash Flow, which is referred to as Net Cash Provided By Operations in Braintech's Condensed Consolidated Statements of Cash Flows.

It does not include such non-cash charges as the fair value of employee stock and options earned pursuant to the Braintech stock and option plan or the fair value of warrants and common stock issued. OCF will be rounded to the nearest benchmark OCF amount shown in the Matrix.

1. If Sales are less than $5 million, or OCF is less than $0.5 million, or the Corporate Performance Score is less than 50, the Corporate Performance Contribution to Bonus will be Zero.

2. The maximum Corporate Performance Score is 150.

Braintech, Inc.
Proprietary and Confidential

BONUS CALCULATION EXAMPLE #1		BONUS CALCULATION EXAMPLE #2		BONUS CALCULATION EXAMPLE #3

Base Salary:	$ 50,000	Base Salary:	$ 50,000	Base Salary:	$ 50,000

Target Bonus:	5%	Target Bonus:	15%	Target Bonus:	25%

Corporate Performance:		Corporate Performance:		Corporate Performance:

Sales:	$ 7,800,000	Sales:	$ 7,800,000	Sales:	$ 7,800,000

OCF:	$ 1,350,000	OCF:	$ 1,350,000	OCF:	$ 1,350,000

Matrix %:	108%	Matrix %:	108%	Matrix %:	108%

Corporate Performance Weight:	60%	Corporate Performance Weight:	60%	Corporate Performance Weight:	60%

Corporate Bonus Contribution:	$ 1,620	Corporate Bonus Contribution:	$ 4,860	Corporate Bonus Contribution:	$ 8,100
($50,000 X 5% X 108% X 60%)		($50,000 X 15% X 108% X 60%)		($50,000 X 25% X 108% X 60%)

Individual Performance:	90%	Individual Performance:	90%	Individual Performance:	90%

Individual Performance Weight:	40%	Individual Performance Weight:	40%	Individual Performance Weight:	40%

Individual Bonus Contribution:	$ 900	Individual Bonus Contribution:	$ 2,700	Individual Bonus Contribution:	$ 4,500

Corporate Bonus Contribution:	$ 1,620	Corporate Bonus Contribution:	$ 4,860	Corporate Bonus Contribution:	$ 8,100

Individual Bonus Contribution:	$ 900	Individual Bonus Contribution:	$ 2,700	Individual Bonus Contribution:	$ 4,500

TOTAL 2009 BONUS:	$ 2,520	TOTAL 2009 BONUS:	$ 7,560	TOTAL 2009 BONUS:	$ 12,600
(in same currency as Participant's Base Salary)		(in same currency as Participant's Base Salary)		(in same currency as Participant's Base Salary)

TOTAL 2009 BONUS PERCENTAGE:	5.0%	TOTAL 2009 BONUS PERCENTAGE:	15.1%	TOTAL 2009 BONUS PERCENTAGE:	25.2%

TOTAL 2009 SALARY AND BONUS:	$ 52,520	TOTAL 2009 SALARY AND BONUS:	$ 57,560	TOTAL 2009 SALARY AND BONUS:	$ 62,600

Braintech, Inc.
Proprietary and Confidential